MIAMI--(BUSINESS WIRE)--May. 14, 2003--Nexland, Inc. (OTCBB:XLND -
News), a technology driven Internet security company whose Internet Protocol
(IP) based networking appliances are installed at enterprise branches and telecommuter offices worldwide, has announced that it has signed a definitive merger agreement to be acquired by Symantec Corp. (Nasdaq:SYMC - News), the world leader in Internet security, for $19,600,000 in cash. The aggregate consideration will result in an estimated net consideration of $0.5118 per outstanding share, after payment to the holders of outstanding and vested in-the-money options and warrants.

Nexland has had a joint development relationship with Symantec for two years. Symantec currently licenses Nexland's technology for use in the Symantec Firewall/VPN Appliance series, which combines firewall, VPN, networking and other capabilities in a single unit to meet the unique needs of remote offices, branch offices and small businesses.

Completion of the proposed transaction is subject to approval of Nexland's stockholders and various other closing conditions. Documentation will be filed with the Securities and Exchange Commission related to the transaction. That documentation will contain important information which Nexland stockholders should read carefully before any decision is made with respect to the transaction. These documents will be made available to all stockholders of Nexland at no expense to them and will also be available at no charge at the SEC's web site at WWW.SEC.GOV.

Headquartered in Miami, Nexland, Inc. designs, develops and markets secure, affordable and easy-to-use Internet security appliances for corporate branch offices and their telecommuters. Created with security in mind, Nexland's products support the use of virtual private networking (VPN) switches at companies' remote locations and are compatible with DSL, cable, wireless, ISDN and analog Internet connections. The main differentiating advantage of Nexland's products is their patent pending ability to allow encrypted VPN packets to "pass-through" the Network Address Translation performed by their appliances. Nexland's products allow multiple sessions of IPSec (Internet Protocol Security) and PPTP (Point to Point Tunneling Protocol) to pass through and single sessions of the L2TP (Level Two Tunneling Protocol) protocol. Nexland's website is HTTP://WWW.NEXLAND.COM.

Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. Forward- looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected by management. These statements are only predictions and may differ materially from actual future results or events. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with the possibility that the proposed transaction will not be completed.

_______________
Contact:

     Nexland, Inc., Miami
     Gregory S. Levine, 305/358-7771 x206
     HTTP://WWW.NEXLAND.COM